UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   April 14, 2010

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-134073	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 9 Qinling Road, Yingbin Road Centralized Industrial Park Harbin Development Zone, Heilongjiang, China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

150078
(Zip Code)

86-451-84346600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2010, China XD Plastics Company Limited (the “Company”) through its subsidiary Harbin Xinda Macromolecule Material Co., Ltd., (the “Xinda”) entered into a District Entry Agreement (the “Agreement”) and a Memorandum (the “Memo”) with Harbin Economic and Technological Development Zone Administration (the “Administration”).

Xinda currently operates two factories located at 9 Qinling Road (the “Qinling Road Factory”) and 9 North Dalian Road (the “Dalian Road Factory”) in two separate special economic zones as a result of new city planning by the Harbin government. As a policy, the Harbin government encourages the centralization and consolidation of business operations and to incentivize Xinda to centralize its operations, the Administration, through the Agreement, agreed to grant to Xinda certain amount subsidies as an inducement for the relocation of the Qinling Road Factory to the current location of the Dalian Road Factory.

Pursuant to the Agreement, the Company agreed to relocate all its manufacturing facilities of the Qinling Road Factory and change its business address of record and tax registration to Ha Ping Road Centralized Industrial Park where Dalian Road Factory is located. Following the relocation of such manufacturing facilities, and upon the completion of the business address change and tax registration with the Development Zone of the new location, the Administration will pay a total of RMB 20 million to the Company as business relocation subsidies. According to the payment terms of the Agreement, RMB 10 million will be paid within seven days of the completion of the Company’s business address change and tax registration and the remaining RMB 10 million will be paid in the corresponding period the following month.

In connection with the relocation, the Company shall pay all remaining infrastructure fees owed for the Qinling Road Factory to the Administration within ten days after the receipt of the total amount of the relocation subsidies by the Company. The amount of the infrastructure fee will be approximately RMB 1.1 to 1.5 million with the exact amount to be determined by the finance bureau of the Administration after the relocation is completed.  Also pursuant to the Agreement, in the event the Company’s total revenue for 2010 is less than RMB 1.3 billion, the Company shall return the total of RMB 20 million relocation subsidies, with RMB 5 million as interest, to the Administration.  Furthermore, according to the Memo, the finance bureau of the Administration will also semiannually subsidize certain senior executives of the Company regarding their personal income tax during the period the Company’s business and tax registration is with the Development Zone.

The relocation will occur in phases over three months during which the Company will relocate all its production lines in Qinling Road Factory to Ha Ping Road Centralized Industrial Park during its regular maintenance period, typically the last five days of each month. The Company does not expect the relocation to interrupt its production.

Upon the completion of the relocation, the Company plans to dispose of its buildings located at the Qinling Road Factory and the associated land use rights. The proceeds from such sale are expected to be higher than the book value of such properties due to the appreciation of the market value in the regions since they were acquired and built by the Company. The Company plans to use the proceeds from the relocation subsidies and from the sale of its land use rights and the buildings of the Qinling Road Factory to acquire additional properties and production facilities for future business expansion.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2010

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Jie Han, Chief Executive Officer